Exhibit 10.4

February 18, 2021
Dear Aparna:
Congratulations! We're delighted to offer you employment at Robinhood Markets, Inc. ("Robinhood" or the “Company”). We hope you'll join us in our mission to democratize finance for all.

You will join us as Chief Product Officer initially reporting to Vlad Tenev, working in Menlo Park. Your starting annual salary will be $550,000, less applicable taxes, deductions and withholdings. This annual salary will be subject to review and may be increased from time to time, but not reduced unless part of a salary reduction applicable to all other C-Team executives of the Company. Your salary is contingent upon you working in Menlo Park within 30 days after Robinhood has lifted its mandatory work from home order for your work location. You will be paid every two weeks on Robinhood’s regularly scheduled pay dates. Your first day of work at Robinhood will be your “Start Date.” We currently anticipate that your Start Date will be April 6, 2021, or another date mutually agreed upon in writing (such actual start date of employment, the “Start Date”).

Incentive Bonus. To the extent the Company provides incentive bonuses to its C-Team executives generally, you will be entitled to participate in any such bonus program on similar terms.

Sign-On Bonus. You will receive a sign-on bonus of $1,000,000 less applicable taxes, deductions and withholdings, within 30 days following your Start Date, provided you are continuously employed with Robinhood through that date. This sign-on bonus is an advance payment to assist you in transitioning into your new role and is not earned until you complete one year of employment at Robinhood. If your employment terminates for any reason other than an Involuntary Termination (as defined below) before the one year anniversary of your Start Date, you will be required to repay a pro rata portion of your sign-on bonus to Robinhood (based on the number of days that you were employed at Robinhood and divided by 365) on or before your last day of employment.

Equity. We will recommend to Robinhood’s Board of Directors (the “Board”) that you be granted 1,935,484 restricted stock units for Robinhood’s Common Stock (“RSUs”). In addition, if the Company completes another financing round (for clarity, this shall not include a Change in Control or IPO transaction) after the date hereof and before the earlier of (i) the Start Date, or (ii) 60-days after the date of this later, in which the Company’s post-money valuation decreases, then we will recommend that your RSU grant be increased such that the aggregate value of your RSUs is unchanged from the initial value of the RSUs specified in the first sentence of this paragraph above based on the then current preferred share price. Vesting of the RSUs requires satisfaction of two vesting conditions: a time-based vesting condition and a liquidity-based condition. You will vest in the RSUs over four years with 25% of the number of shares vesting on the 1st of the month of your one year anniversary of your Start Date with the Company, and then 6.25% vesting on the 1st of the month of each quarterly anniversary thereafter, until the grant is fully vested, subject to you continuing in employment or service with the Company through each respective vesting date. Earned RSUs vest and become stock owned by you only after the Company shares are generally liquid, meaning after the Company has been acquired or six months after an initial public offering. The RSUs will be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and a restricted stock unit agreement between you and the Company. The grant of such RSUs is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of Robinhood. Further details on any specific RSU grant to you will be provided upon approval of such grant by the Board. The number of RSUs is contingent upon you starting at Robinhood by April 6, 2021, or another date mutually agreed upon in writing.

Termination of Service. In the event of your cessation of employment, you will be entitled to receive your Accrued Benefits (as defined below). In addition, subject to the requirements of subsection (b) below, you will be entitled to the following additional payments and benefits:

(a)In the event that your employment ends due to an Involuntary Termination during the Change in Control Period, then Robinhood will recommend to the Board of Directors (to be approved at the time of grant) that all of your then outstanding and unvested RSUs and any other equity awards of the Company will automatically be deemed to have satisfied the time-based vesting condition with respect to 100% of the then unvested shares underlying such awards as of the date of your Involuntary Termination; provided, that any performance-based vesting criteria (including the achievement of any liquidity conditions, but for clarity, the RSUs described herein will not be subject to any performance-based vesting criteria other than the liquidity conditions) will be treated in accordance with the applicable award agreement or the Plan governing the terms of such equity award and provided, further, if you remain employed with the Company through the closing of the Change in Control and if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue the RSUs and any other Company at the time of a Change in Control (and if offered new or continued employment with such acquirer or successor, you do not voluntarily resign without Good Reason), then 100% of the then unvested shares underlying such awards shall fully vest immediately prior to, and contingent upon, the consummation of such Change in Control.

(b)You will not be eligible for the benefits described in this section (other than the Accrued Benefits) unless you have first executed a general release of all claims that you may have against the Company or entities or persons affiliated with the Company, in the form prescribed and to be provided to you by the Company no later than 5 days following the date of termination (the “Release”), and such Release becomes effective, on or before the 60th day following the date of the Involuntary Termination.

(c)In the event of an Involuntary Termination of your employment, you shall be entitled to a severance payment equal to 6 months of your annual salary at the time of such Involuntary Termination, as well as a payment equal to the premium costs for you and your eligible dependents to continue healthcare coverage under COBRA for 6 months. Any severance pay due hereunder shall be paid in a single lump sum within 30 days of the date the Release becomes effective of your employment.

(d)In the event of an Involuntary Termination of your employment before you reach the one-year vesting cliff of your new hire RSU grant outlined in this letter, then in addition to the benefits outlined in paragraph (c) above, Robinhood will also recommend to the Board of Directors (to be approved at the time of grant) that all of your then outstanding and unvested RSUs and any other equity awards of the Company will automatically be deemed to have satisfied the time-based vesting condition with respect to 25% of the then unvested shares underlying such awards as of the date of your Involuntary Termination, within 30 days of the date the Release becomes effective of your employment.

Section 409A.

(a)Separation from Service. For purposes of this offer letter, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Code”). To the extent any payment is determined to be subject to (and not exempt from) Section 409A, then to the extent necessary to comply with Section 409A, if the designated payment period for any payment under this offer letter begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year.

(b)Specified Employee. For purposes of Section 409A of the Code, if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which you are entitled pursuant to this offer letter is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion will not be provided to you until the earlier (i) the expiration of the six-month period measured from your separation from service or (ii) the date of your death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence will paid in a lump-sum to you and any remaining payments due pursuant to this offer letter will be paid as otherwise provided herein.

(c)Other. For purposes of Section 409A of the Code, each payment that is paid pursuant to this offer letter is hereby designated as a separate payment. The parties intend that all payments made or to be made under this offer letter comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt.

Section 280G; Limitation on Payments. Notwithstanding anything in this offer letter to the contrary, if any payment or distribution to you pursuant to this offer letter or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will either be (a) delivered in full or (b) delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the Change in Control, or such other person or entity as determined in good faith by the Company, will perform the foregoing calculations. Any good faith determinations of the accounting firm made pursuant to this paragraph will be final, binding, and conclusive upon all parties.

Employee Benefits. You’ll have access to Robinhood benefits offerings. Summary details of these plans will be sent separately, and you will be required to complete an enrollment process to activate your benefits after your Start Date. Robinhood may modify your benefits from time to time as it deems necessary. You will also be included in coverage under Robinhood’s Directors and Officers Liability Insurance program.

Proprietary Information and Inventions Agreement. In order to work at Robinhood, we need you to read, complete, and sign the Proprietary Information and Invention Assignment Agreement during your onboarding process. This, among other things, prohibits unauthorized use or disclosure of Robinhood’s confidential information or any third party proprietary and confidential information. To review the Proprietary Information and Invention Assignment Agreement prior to signing the offer letter, please reach out to your recruiter to receive a copy.

No Breach of Obligations To Prior Employers. We do not want you to violate any obligations you may have to your current or former employers. This includes making sure that you do not disclose any confidential or proprietary information of any former employer or use it in your work for Robinhood. By signing this offer letter and the other agreements referenced in this letter, you represent that your working for

Robinhood will not violate any agreement between you and your current or past employers.

At-Will Employment. Your employment with Robinhood will be “at-will.” This means that either you or Robinhood may terminate the employment relationship at any time, with or without notice, and with or without cause. This at-will relationship cannot be changed, either orally or in writing, or by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, signed both by you and Robinhood’s VP of People or President.

Robinhood Policies. Our policies matter. As an employee of Robinhood, you will be expected to comply with the policies in our Employee Handbook, Code of Ethics and other policies applicable to your employment.

Indemnification. During the term of your employment and thereafter, Robinhood agrees that it shall indemnify you and provide you with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to other most senior executive officers.

Outside Activities. You may engage in civic and not-for-profit activities and serve on the boards of directors or serve as a consultant to non-competitive private or public entities; provided, in each case that such activities do not materially interfere with the performance of your duties to Robinhood or raise an actual or perceived conflict of interest. You will disclose any such outside activities to the Company, and Robinhood will work with you to address any actual or perceived conflict when possible.

Eligibility to Work in the United States. When you begin employment with Robinhood, please bring appropriate documentation to verify your authorization to work in the United States. Robinhood may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Registration Requirement For FINRA Registered Representatives. If applicable, this offer is contingent upon a successful review and acceptance of your Form U4 so that you become an associated person of Robinhood Securities, LLC or Robinhood Financial LLC (as applicable). This will require the completion and submission of a Form U4 (available at: https://www.finra.org/sites/default/files/form-u4.pdf), and fingerprinting within 30 days following the filing of your Form U4 (deadline currently extended due to the current stay at home orders).

In order for us to submit your Form U4 and access any relevant information relating to your prior registration with FINRA, you are required to sign an authorization for WebCRD review as well as a Form U4 Arbitration Acknowledgement. Robinhood will review and verify your past employment in WebCRD and when made available your most recent U5 information. Your employment is contingent upon verification of the information provided and Robinhood’s assessment of references and past employers. If you were previously registered with the NFA, you will be required to submit CFTC Form 8-T.

In connection with becoming an associated person of Robinhood Securities, LLC or Robinhood Financial LLC (as applicable), additional forms will be separately provided to you requesting that you disclose all of your outside business activities as well as any outside brokerage accounts. Your employment is contingent upon Robinhood’s review of the information provided as well as your agreement, if applicable, to any specific conditions or limitations as Robinhood may deem necessary.

Background Check. This offer is contingent upon (and you may not start employment until) the successful completion of your background check, which includes fingerprinting and an OFAC screening due to regulatory requirements. Due to the current stay at home orders, we are extending your time to be fingerprinted until approved fingerprinting agencies are reopened in your area. We expect our employees to operate with the highest integrity, to be accurate and honest in providing information in the application, interview, and hiring process, and to disclose any information that may prevent or interfere with prompt licensing (if applicable to the job). Robinhood reserves the right to rescind this offer or terminate employment due to an unsatisfactory background check, adverse disclosure events reported on a Form U4/U5 (if applicable), or any inaccurate or undisclosed information in connection with the application, interview, or hiring process.

Arbitration Agreement. You will also be asked to sign a Mutual Agreement To Arbitrate. Arbitration is a process of private dispute resolution, and in the unlikely event that there is a dispute between you and Robinhood, Robinhood would like to submit the dispute to arbitration. Please read the agreement for more information.

Entire Agreement. This offer letter and the referenced agreements and policies constitute the entire agreement between you and Robinhood and supersede any prior understandings or agreements, whether oral or written, between you and Robinhood.

Accepting this Offer. To accept this offer, please sign and date this letter. We would love to hear from you sooner, but we will give you until February 22, 2021 to accept, unless we mutually agree in writing to a later deadline. We can’t wait for you to join our team!

Sincerely,

Robinhood Markets, Inc.

/s/ Vlad Tenev

By: Vlad Tenev
President and Co-Founder

I have read and accept this employment offer.

/s/ Aparna Chennapragada

Signature

February 20, 2021
Date

APPENDIX
DEFINITIONS
Capitalized terms not otherwise defined in the offer letter will have the meanings set forth below:

“Accrued Benefits” shall mean your accrued but unpaid base salary or wages, accrued vacation pay, unreimbursed business expenses for which proper documentation is provided, and other vested amounts and benefits earned by (but not yet paid to) or owed to you under any applicable employee benefit plan of the Company through and including the date of the Involuntary Termination.

“Cause” shall mean (i) an unauthorized use or disclosure by you of Robinhood’s confidential information or trade secrets, which use or disclosure causes material harm to Robinhood; (ii) a material breach by you of any material written agreement between you and Robinhood, which breach causes material harm to Robinhood; (iii) failure by you to comply with Robinhood’s material written policies or rules, which failure causes material harm to Robinhood; (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) your gross negligence or willful misconduct in connection with conducting (or impacting your ability to conduct) your job responsibilities to the Company; (vi) a willful continuing failure by you to perform lawfully assigned duties from the Chief Executive Officer or the Board (other than as a result of disability) after having received written notification of such failure from the Chief Executive Officer and failing to have reasonably cured such failure within 30 days of that notice; or (vii) a failure by you to cooperate in good faith with a governmental or internal investigation of Robinhood or its directors, officers or employees, if Robinhood has requested your cooperation, provided that, as to prongs (ii), (iii) and (vii), an event will only constitute Cause after you have been given written notice of the breach or non- compliance from the Chief Executive Officer and you have failed to reasonably cure those conditions, including any material harm resulting to Robinhood from such breach or non- compliance, within 30 days of such notice.

“Change in Control” shall mean (i) the consummation of a merger or consolidation of Robinhood with or into another entity, (ii) a sale of all or substantially all of the assets of Robinhood, (iii) the dissolution, liquidation or winding up of Robinhood, or (iv) the consummation of a transaction, or series of related transactions, in which any person becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding voting securities (for clarity, if any “person” is considered to already be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered to cause a Change in Control. The foregoing notwithstanding, neither (A) a merger or consolidation of Robinhood, (B) sale of securities under clause (iv) above nor (C) any rollup, consolidation or similar corporate transformation of any subsidiary or affiliate of Robinhood that may be your employer, will constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were Robinhood’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of Robinhood’s capital stock immediately prior to such merger or consolidation.

“Change in Control Period” shall mean the period commencing three months prior to a Change in Control and ending 18 months following a Change in Control.

“Chief Executive Officer” shall mean the individual serving in the role of Chief Executive Officer (or, if applicable, either of the individuals serving as co-Chief Executive Officer) of Robinhood or, if no one is serving in the role of Chief Executive Officer or co-Chief Executive Officer, the individual serving in the role of President (or, if applicable, either of the individuals serving as co-President) of Robinhood.

“Involuntary Termination” shall mean either: (i) the termination of your employment by Robinhood other than for Cause; or (ii) your resignation for Good Reason. An Involuntary Termination will not include a termination of your employment by reason of your death or disability, termination of your employment for Cause or your resignation from your employment without Good Reason.

“Good Reason” shall mean your resignation following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your title, duties, authority, responsibilities or reporting relationship (including, without limitation, for clarity, a requirement that you no longer report to the Chief Executive Officer or the Board) provided however that this shall not apply as a result of a change in your reporting relationship as a result of a Change in Control; (ii) a 10% or more reduction in your base salary; (iii) a material change in the geographic location of your primary work facility or location provided, that a relocation of less than 30 miles from its then present location will not be considered a material change in geographic location; (iv) Robinhood’s material breach of any obligations under any written agreement or covenant with you; or (v) Robinhood’s failure to grant the RSUs or pay the sign-on bonus pursuant to the terms set forth in this offer letter. Notwithstanding the foregoing, you will be not entitled to resign for Good Reason without first providing Robinhood with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and Robinhood’s failure to reasonably cure such grounds within a reasonable cure period of not less than 30 days following the date of such notice. In addition, your resignation will not qualify as a resignation for “Good Reason” unless: (A) the grounds for “Good Reason” are not reasonably cured within the cure period specified in the preceding sentence; and (B) you resign within 30 days following the end of such cure period.